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                                                                   Exhibit 10(v)


                              THE GILLETTE COMPANY
                          SUPPLEMENTAL RETIREMENT PLAN
                (AS AMENDED AND RESTATED EFFECTIVE JUNE 16, 1994)
                (WITH AMENDMENTS ADOPTED THROUGH JANUARY 1, 2000)


1. PURPOSE. The Gillette Company Supplemental Retirement Plan (the "Plan") has been adopted by The Gillette Company (the "Company") to provide additional benefits to certain employees of the Company and its Participating Subsidiaries whose benefits under The Gillette Company Retirement Plan (the "Retirement Plan") have been limited by the provisions of the Internal Revenue Code of 1986, as amended (the "Code"), in order to provide that the total benefits payable under this Plan and the Retirement Plan shall be approximately equal to the amount of benefits which would have accrued under the Retirement Plan for such employees had such limitations imposed by the Code not been in effect.

     The Plan is intended to constitute an "excess benefit plan" within the meaning of Section 3(36) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), and an unfunded plan of deferred compensation described in Sections 201(2), 301(a)(3) and 401(a)(1) of ERISA and in Sections 3121(v)(2) and 3306(r)(2) of the Code.

2. PARTICIPANTS. The Participants in this Plan shall be those employees of the Company and Participating Subsidiaries who are participating in the Retirement Plan and (i) whose pension benefits under the Retirement Plan are limited by reason of Section 415 of the Code, or (ii) who are determined by the Committee to be management or highly compensated employees and whose pension benefits or Compensation taken into account under the Retirement Plan are limited by reason of another provision of the Code.

3. AMOUNT OF BENEFITS. The benefit accrued to each Participant in this Plan, as determined at any time, shall be an amount equal to the difference between the amount of monthly pension benefit payable to the Participant under the Retirement Plan and the amount of monthly pension benefit which would have been payable to the Participant under the Retirement Plan but for the limitation on pension benefits and/or Compensation taken into account under the Retirement Plan by reason of a provision of the Code. For the purposes of this determination, the rules contained in the Retirement Plan at the relevant time governing the accrual and vesting of pension benefits and the timing and forms of payment of such benefits shall apply.

     Notwithstanding any other provision of the Plan to the contrary, in the event of a Change of Control:

     (i) With respect to any Participant who receives separation benefits following termination of employment pursuant to the terms of the Participant's

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          Employment Agreement with the Company, and who elects to receive payment of the relevant portion of such separation benefits as additional pension benefits under this Plan, (x) the Participant's Average Annual Compensation shall be determined taking into account as Compensation, for each year of the three-year period following the Participant's termination date, the amounts of annual salary and highest annual bonus calculated in accordance with such Employment Agreement, (y) the Participant's Credited Service shall be determined taking into account as regular scheduled hours the three-year period following the termination date, and (z) if the Participant is within five years of eligibility for early or normal retirement as of the termination date, the Participant's Credited Service shall include (without duplication for the service taken into account in the preceding clause (y)) the period between the Participant's termination date and date of earliest retirement eligibility;

     (ii) With respect to any Participant who receives separation payments following termination of employment pursuant to the Company's Change of Control Severance Program for Key Executives, which payments are received in the form of full salary continuation, (a) the Participant's Average Annual Compensation shall be determined taking into account as Compensation the amount (if any) of separation pay received by the Participant as full salary continuation, (b) the Participant's Credited Service shall be determined taking into account the period (if any) over which separation pay is received as full salary continuation, and (c) if the Participant is within five years of eligibility for early or normal retirement as of the Participant's termination date, the Participant's Credited Service shall include (without duplication for the service taken into account in the preceding clause (b)) the period between the Participant's termination date and date of earliest retirement eligibility; and

    (iii) Each person who is a Participant on the date of a Change of Control shall have a fully vested and nonforfeitable interest in his entire benefit then accrued under the Plan.

4. PAYMENT OF BENEFITS. The Company shall pay the benefit accrued to each Participant in this Plan at the same time or times and in the same manner as the Participant's pension benefit under the Retirement Plan is paid. Such payment shall continue for the life of the Participant and, if a joint annuity form of payment is elected by the Participant under the Retirement Plan, the life of the designated joint annuitant, but in no event beyond the time at which the pension benefit payable under the Retirement Plan is no longer limited by reason of a provision of the Code.

     In the event of the death of the Participant prior to commencement of pension benefits under the Retirement Plan and this Plan, the Company shall pay to the surviving spouse of the Participant, if any, a benefit for the life of the surviving spouse equal to the difference between the amount of monthly Pre-Retirement

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     Survivor Benefit payable to the spouse under the Retirement Plan and the amount of monthly Pre-Retirement Survivor Benefit which would have been payable to the spouse under the Retirement Plan but for the limitation on the Participant's pension benefits and/or Compensation taken into account under the Retirement Plan by reason of a provision of the Code.

     Anything contained in the foregoing to the contrary notwithstanding, in the event that the Participant's pension benefit under the Retirement Plan becomes subject to a "qualified domestic relations order" as defined in
     Section 414(p) of the Code, the Committee shall have the sole and exclusive discretionary power to determine the person or persons to whom, and the amount and time or times at which, the Company shall pay benefits under this Plan.

     All payments under the Plan shall be subject to any required withholding of Federal, state and local taxes.

5. SEPARATE ACCOUNTS. The Company shall maintain on its books separate accounts for each Participant entitled to benefits under this Plan, to which shall be credited annually such amounts as may be necessary or desirable to provide the accrued benefits on an actuarial basis (utilizing such assumptions and method as determined by the Committee), and which shall be debited for the monthly benefit payments made under the Plan to or on account of the Participant.

6. SOURCE OF PAYMENTS. All amounts payable under the Plan shall be paid by the Company and Participating Subsidiaries from their general assets. Notwithstanding the maintenance of separate accounts on its books as described in Section 5 above, no Participant or any other person shall have any right to or interest in any assets of the Company or any Participating Subsidiary other than as an unsecured general creditor, and no separate fund shall be established in which any Participant or other person has any right or interest. The foregoing shall not prevent the Company or any Subsidiary from establishing a fund from which to satisfy its payment obligations under the Plan.

7. PLAN AMENDMENT AND TERMINATION. The Plan may be amended or terminated by the Company at any time and in any manner prior to the happening of any event in connection with or in anticipation of a Change of Control that actually occurs, provided that no amendment or termination shall adversely affect the rights and benefits of Participants with respect to compensation deferred or benefits accrued pursuant to the Plan prior to such action. After the happening of any event in connection with or in anticipation of a Change of Control that actually occurs: (1) no amendment shall be made which adversely affects the rights and benefits of Participants with respect to compensation deferred or benefits accrued pursuant to the Plan prior to such amendment; and (2) no amendment may be made with respect to any provision of the Plan which becomes operative upon a Change of Control.

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8.   NO RIGHT OF EMPLOYMENT. The adoption and operation of this Plan shall not create in any Participant a right of continued employment with the Company or any Subsidiary.

9. ADMINISTRATION. The Plan shall be administered by the Retirement Plan Committee appointed by the Board of Directors of the Company (the "Committee"), which shall have the discretionary power and authority to construe and interpret the provisions of the Plan, to determine the eligibility of employees to participate in the Plan and the amount and timing of payment of any benefits due under the Plan, and to determine all other matters in carrying out the intended purposes of the Plan. In administering this Plan, including but not limited to considering appeals from the denial of claims for benefits and issuing decisions thereon, rules and procedures substantially similar to those set forth in the Retirement Plan shall govern.

10. NO ASSIGNMENT OF INTEREST. The interest of any Participant under the Plan may not be assigned, alienated, encumbered or otherwise transferred, and shall not be subject to attachment, garnishment, execution or levy; and any attempted assignment, alienation, encumbrance, transfer, attachment, garnishment, execution or levy shall be void and of no force or effect.

11. CONSTRUCTION OF TERMS. Except as expressly provided in this Plan to the contrary, capitalized terms referenced herein shall have the same meanings as are applied to such terms in the Retirement Plan as in effect from time to time.


                                       THE GILLETTE COMPANY


Date:    July 25, 1994                 By: /s/ Robert E. Dicenso
      ---------------------                ------------------------------------
                                           Title:  Senior Vice President -
                                                   Personnel and Administration

                                       [Reflects amendment executed
                                       December 30, 1999]